Exhibit 12.1

BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

Nine Months Ended September 30,	2007	2006
		(As Adjusted)[a]
Earnings:

Income before income taxes	$2,134	$2,184

Add:
Interest and other fixed charges, excluding capitalized interest	385	364

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	211	193

Distributed income of investees accounted for under the equity method	3	3

Amortization of capitalized interest	2	3

Less: Equity in earnings of investments accounted for
under the equity method	15	16

Total earnings available for fixed charges	$2,720	$2,731

Fixed charges:

Interest and fixed charges	$397	$375

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	211	193

Total fixed charges	$608	$568

Ratio of earnings to fixed charges	4.47x	4.81x

a Prior year numbers have been adjusted for the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 1 of the Consolidated Financial Statements for additional information.

FORM 10-Q
E-2